Exhibit (d)
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 24, 2019

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

Re:     Northern Star Resources Limited

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), 50,000,000 American Depositary Shares (the “ADSs”) to be issued under the Deposit Agreement (the “Deposit Agreement”), by and among Deutsche Bank Trust Company Americas, as Depositary, Northern Star Resources Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Company”), and the Holders and Beneficial Owners (each as defined in the Deposit Agreement and hereinafter used as so defined) from time to time of ADSs issued thereunder, a draft copy of which is being filed as Exhibit (a) to the Registration Statement.  Each ADS will represent, subject to the terms and conditions of the Deposit Agreement and, if applicable, the American Depositary Receipt (“ADR”) evidencing such ADS, the right to receive one (1) ordinary share of the Company (the “Shares”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Deposit Agreement.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as tax advice.  Without admitting that anything contained herein or in any document referred to herein constitutes tax advice for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the Internal Revenue Service or by any other administrative body to constitute, tax advice, such tax advice is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the United States Internal Revenue Code of 1986, as amended, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

Assuming that, at the time of their issuance, the Registration Statement will have been declared effective by the SEC, the Deposit Agreement will have been duly authorized, executed and delivered, and the Shares underlying the ADRs and the ADSs will have been legally issued, fully paid and non-assessable, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders to the rights specified in the Deposit Agreement and, if applicable, the ADRs evidencing the ADSs when such ADRs are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  This opinion is rendered as of the date hereof, and we assume no obligation to advise of changes in law or facts that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as Exhibit (d) of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Seward & Kissel LLP